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                                                                    EXHIBIT 99.1

DATE:  July 25, 2000

FROM:                                        FOR:
Padilla Speer Beardsley Inc.                 Tower Automotive, Inc.
224 Franklin Avenue West                     5211 Cascade Road S.E., Suite 300
Minneapolis, Minnesota 55404                 Grand Rapids, MI 49546

John Mackay (612) 871-8877                   Anthony Barone (616) 802-1600


FOR IMMEDIATE RELEASE


                      TOWER AUTOMOTIVE ANNOUNCES COMPLETION
                            OF SENIOR NOTES OFFERING


     GRAND RAPIDS, Mich., July 25 -- Tower Automotive, Inc. (NYSE: TWR), today announced that its wholly owned subsidiary, R.J. Tower Corporation, has completed an offering of Euro 150 million of senior notes in a private placement pursuant to Rule 144A and Regulation S under the Securities Act of 1933. The notes bear interest at 9 1/4 percent per year and mature in August 2010. The net proceeds from the offering will be used by the company to repay existing indebtedness outstanding under its credit facility. The notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent such registration or an applicable exemption from registration under the Securities Act.
     Tower Automotive, Inc., produces a broad range of assemblies and modules for vehicle structures and suspension systems for the automotive manufacturers, including Ford, DaimlerChrysler, GM, Honda, Toyota, Nissan, Auto Alliance, Fiat, BMW and Volkswagen. Products include body structural assemblies such as pillars and package trays, control arms, suspension links, engine cradles and full frame assemblies. The company is based in Grand Rapids, Mich., and has its corporate office in Minneapolis, Minn.